Exhibit (a)(3)

FORM LETTER OF TRANSMITTAL

TO TENDER UNVESTED RESTRICTED STOCK

OF

NUEVO ENERGY COMPANY

PURSUANT TO THE PROSPECTUS,

DATED MARCH [            ], 2004

REFER TO EXHIBIT A HERETO FOR A SUMMARY CHART OF YOUR EXISTING RESTRICTED STOCK. YOU MUST USE SUCH CHART TO INDICATE WHICH, IF ANY, SHARES OF RESTRICTED STOCK YOU ARE TENDERING TO NUEVO FOR CANCELATION.

REFER TO THE “TENDER OFFER” SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS FOR INFORMATION ON THE OFFER.

TO:	Nuevo Energy Company
1021 Main Street, Suite 2100
Houston, Texas 77002
Attention: Bob Marlatt

I have received and read the joint proxy statement/prospectus dated March [            ], 2004, and this letter of transmittal (the “letter of transmittal” which, together with the prospectus, as they may be amended from time to time, constitutes the “offer”) to tender my shares of unvested restricted stock of Nuevo. All terms used in this letter of transmittal but not defined shall have the meanings ascribed to them in the joint proxy statement/prospectus.

I understand and acknowledge that:

•	Subject to the terms and conditions of the offer, I may tender my restricted stock to Nuevo for a cash payment (minus tax withholding) described in the joint proxy statement/prospectus prior to the expiration of the offer at 5:00 p.m., Houston Time, [ ], 2004, as the same may be extended.

•	Nuevo’s acceptance of the restricted stock that I have tendered pursuant to the offer will constitute a binding agreement between Nuevo and me upon the terms and subject to the conditions of the offer. Upon Nuevo’s acceptance of the restricted stock that I have tendered pursuant to the offer, the restricted stock shall be purchased and cancelled, and I shall have no right to redeem the restricted stock after the date of Nuevo’s acceptance.

•	Under the circumstances set forth in the offer, Nuevo may terminate or amend the offer and postpone its purchase and cancellation of my tendered restricted stock.

•	Upon the expiration of the offer, the satisfaction of all of the conditions to the offer and Nuevo’s acceptance of the tender of my restricted stock, a cash payment will be made to me for my properly tendered restricted stock that has not:

•	vested before the expiration of this offer; or

•	been properly withdrawn from this offer by me.

•	I have certain rights pursuant to the terms and conditions of the offer to withdraw any restricted stock that I tender.

•	Nuevo has advised me to consult with my own tax accountant or other financial advisor for tax advice as to the consequences of participating or not participating in the offer.

If you wish to tender any or all of your restricted stock, sign and date page 3 of this letter of transmittal, indicate on page 4 the restricted stock you are tendering, then detach and return pages 3 and 4 to the following address no later than the expiration date:

Nuevo Energy Company

1021 Main Street, Suite 2100

Houston, Texas 77002

Attention: Bob Marlatt

(713) 374-4979 (telephone)

(713) 374-4897 (facsimile)

Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to purchase or this election form, to Bob Marlatt at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by Nuevo, including by means of hand delivery to Bob Marlatt at the above address. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration date.

ELECTION TO TENDER RESTRICTED STOCK

According to the records of Nuevo, the restricted stock grants listed on Exhibit A attached hereto have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed on Exhibit A or the amount of restricted stock outstanding, please contact Bob Marlatt at (713) 374-4979

If you elect to participate in this offer, all of your restricted stock received in any individual grant must be tendered pursuant to the offer. You are not permitted to tender only some of your shares of restricted stock subject to any individual grant and retain others subject to that same grant. You are not required to tender restricted stock with respect to every grant, but each grant tendered must be tendered in full.

You will receive a cash payment for unvested restricted stock that does not vest before the expiration of the offer. See the “Nuevo Stock Option and Restricted Stock Tender Offer—Acceptance of & Payment for Eligible Securities” in the joint proxy statement/prospectus.

By signing and returning this election form, I represent and warrant to Nuevo that:

•	I have full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such restricted stock is accepted by Nuevo, such restricted stock will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable restricted stock agreements, and such restricted stock will not be subject to any adverse claims.

•	Upon request, I will execute and deliver any additional documents deemed by Nuevo to be necessary or desirable to complete the purchase and cancellation of the restricted stock that I am tendering.

•	I have read and agree with the understandings and acknowledgments set forth on pages 1 and 2 of this letter of transmittal.

The undersigned, intending to be legally bound, has executed this letter of transmittal to tender the restricted stock as of the date indicated below.

Date: , 2004
Signature of Holder

This election form must be signed by the holder of the restricted stock. Nuevo will not accept any alternative, conditional or contingent elections.

EXHIBIT A

Date of Issuance of Restricted Stock	Total Number of Shares of Restricted Stock	Number of Shares of Restricted Stock to be Tendered

A-1